Exhibit 99.1

Cerence AI Adds Former Ford Executive Marion Harris to its Board of Directors

Harris, an influential automotive and financial leader, brings decades of experience at one of the world’s leading automakers to the Cerence AI Board

BURLINGTON, Mass., March 20, 2025 – Cerence Inc. (NASDAQ: CRNC) (“Cerence AI”), a global leader pioneering conversational AI-powered user experiences, today announced that Marion Harris, a long-time Ford Motor Company executive, has been appointed to serve as an independent, non-executive director, effective April 1, 2025.

In his more than 25-year career at Ford, Mr. Harris held varying automotive and financial services executive roles. He most recently served as Chairman and CEO of Ford Motor Credit Company, the automaker’s captive finance lending arm, where he led a digital transformation program that resulted in the highest consumer satisfaction in the industry. In this role, Mr. Harris was named Auto Finance Executive of the Year by Auto Finance News. Previously, Mr. Harris served as Vice President of Ford Mobility, with operational responsibility for Ford’s startup digital and mobility businesses. He brings deep financial, capital markets, risk management, business development, and technology transformation experience, reflecting his many progressive leadership roles in automotive, captive finance, and banking.

“Marion is a proven global executive who brings deep automotive expertise and strong financial acumen to his role on the Cerence AI Board of Directors,” said Kristi Ann Matus, Chairperson of the Board of Directors, Cerence AI. “I, the Cerence AI Board, and the company’s leadership team are thrilled to welcome Marion to the Board; his long tenure at Ford and extensive leadership experience will enable crucial strategic insight as Cerence AI shapes the future of the in-car experience.”

Mr. Harris currently serves on the advisory boards of Harbinger Motors and Mobility Impact Partners. He holds a B.S. and M.A. in mathematics from Mississippi State University.

“On behalf of the Cerence AI leadership team, we are delighted to welcome Marion to our Board of Directors,” said Brian Krzanich, CEO, Cerence AI. “Marion’s extensive experience will bring invaluable insights as we continue to innovate and lead in automotive as well as expand into the broader mobility market with our industry-leading AI solutions.”

“I am honored to join Cerence AI’s Board of Directors at this exciting time in the company’s journey,” said Marion Harris. “With my deep history in the automotive industry and passion for the customer experience, I look forward to partnering with the leadership team and Board to support Cerence AI in advancing its mission of delivering AI powered, conversational agent experiences that enable people to focus on what matters most.”

To learn more about Cerence AI, visit www.cerence.ai, and follow the company on LinkedIn.

About Cerence Inc.

Cerence Inc. (NASDAQ: CRNC) is a global industry leader in creating intuitive, seamless, AI-powered experiences across automotive and transportation. Leveraging decades of innovation and expertise in voice, generative AI, and large language models, Cerence powers integrated experiences that create safer, more connected, and more enjoyable journeys for drivers and passengers alike. With more than 500 million cars shipped with Cerence technology, the company partners with leading automakers, transportation OEMs, and technology companies to advance the next generation of user experiences. Cerence is headquartered in Burlington, Massachusetts, with operations globally and a worldwide team dedicated to pushing the boundaries of AI innovation. For more information, visit www.cerence.ai.